UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

CLARIVATE PLC

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Supplement to Proxy Statement
April 13, 2023

On March 23, 2023, Clarivate Plc filed with the Securities and Exchange Commission the proxy statement for its 2023 Annual General Meeting of Shareholders, which is scheduled to be held on Thursday, May 4, 2023.

Clarivate is filing these additional materials in order to correct a factual error in the proxy statement under the caption “Directors’ Meeting Attendance.” This error incorrectly indicated that one of Clarivate’s directors had not attended at least 75 percent of the total regularly scheduled and special meetings of the Board and the committees on which the director served by noting that the director had missed one committee meeting. This director in fact attended 14 out of 15, or 93%, of the total regularly scheduled and special meetings of the Board and the committees on which the director served.

The corrected disclosure, which replaces the corresponding disclosure on page 13 of the proxy statement, is as follows.

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Directors’ Meeting Attendance

The Board held 13 meetings during 2022. At each meeting, the non-Executive Board Chair (or the Executive Chair prior to October 20, 2022) was the presiding director. Each director attended at least 75 percent of the total regularly scheduled and special meetings of the Board and the committees on which they served. Our Board expects each director to attend our Annual General Meeting of Shareholders, although attendance is not required. All of our directors attended last year’s Annual General Meeting of Shareholders.

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Please see “How You Can Vote” and “Revocation of Proxies” on pages 2-3 of the proxy statement for information on how to vote your shares or how to change your vote if you have already voted.

Except as specifically supplemented by the information contained herein, all information set forth in the proxy statement remains unchanged. From and after the date of this supplement, all references to the “proxy statement” are to the proxy statement as supplemented hereby. The proxy statement contains important information and this supplement should be read in conjunction with the proxy statement.